UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2017

Invitation Homes Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001- 38004	81-4080868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1717 Main Street, Suite 2000, Dallas, Texas 75201
(Address of Principal Executive Offices) (Zip Code)

(972) 421-3600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As part of Invitation Homes Inc.’s (the “Company”) annual compensation-setting process, and in connection with the Company’s recent transition from being privately held to publicly traded, at a regularly scheduled meeting of the Company’s Compensation Committee (the “Committee”) held on March 14, 2017, the Committee approved several compensation matters applicable to members of management, including the Company’s named executive officers (“NEOs”), as described below.
Base Salary and Annual Award Opportunity
The Committee adjusted the annual base salary of Mr. John B. Bartling, the Company’s President and Chief Executive Officer, from $875,000 to $800,000 effective as of April 1, 2017. In addition, the Committee adjusted the target annual bonus award opportunity that each of Mr. Bartling and Mr. Ernest M. Freedman, the Company’s Executive Vice President and Chief Financial Officer, could earn under the 2017 AIP (described below). Mr. Bartling’s target annual bonus award opportunity was increased from 100% to 125% of his eligible earnings (as defined below) for 2017, and Mr. Freedman’s target annual bonus award opportunity was decreased from 150% to 125% of his eligible earnings. There were no changes made to the base salary or target annual bonus opportunity for Mr. Dallas B. Tanner, the Company’s Executive Vice President and Chief Investment Officer.
2017 Annual Cash Incentive Compensation Plan
Similar to the Company’s previously disclosed annual cash incentive compensation plan for the fiscal year ended December 31, 2016 (the “2016 AIP”), the Committee approved an annual cash incentive plan for the fiscal year ending December 31, 2017 (the “2017 AIP”) to reward successful achievement of financial and non-financial goals aligned with the goals of the Company and approved a mix of corporate financial objectives, business unit and operational objectives, corporate priorities and individual performance goals.
The corporate financial objectives under the 2017 AIP consist of: Adjusted Funds from Operations per Share (“AFFO/Share,” where Adjusted Funds from Operations is defined as Core FFO minus capital expenditures for home maintenance and home improvements; where Core FFO is defined as FFO adjusted for noncash interest expense related to amortization of deferred financing costs and discounts related to the Company’s financing arrangements, noncash interest expense for derivatives, initial public offering related expenses, noncash incentive compensation expense, severance expenses, casualty losses, net, and acquisition costs, as applicable; and where FFO is the same as defined by NAREIT as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated partnerships and joint ventures); Net Operating Income Growth (“NOI Growth,” calculated in the same manner as under the 2016 AIP, as set forth in the Company’s final prospectus dated January 31, 2017, filed with the Securities and Exchange Commission on February 2, 2017 pursuant to Rule 424(b) of the Securities Act of 1933, as amended); Relative Net Effective Rental Growth (based on renewal and new lease growth for the fourth fiscal quarter of 2016 through the third fiscal quarter of 2017, relative to the Company’s two largest single-family rental peer companies); and a resident satisfaction score (derived from resident surveys based on Net Promoter Score methodology).
Each of our NEOs’ total award opportunity under the 2017 AIP is based on the financial, corporate and individual objectives as set forth below:

	John B. Bartling (President and Chief Executive Officer	Ernest M. Freedman (Executive Vice President and Chief Financial Officer)	Dallas B. Tanner (Executive Vice President and Chief Investment Officer)
AFFO/Share	30%	22%	11%
NOI Growth	25%	19%	9%
Relative Net Effective Rental Growth	17%	13%	7%
Resident Satisfaction Score	8%	6%	3%
Corporate Priorities	10%	10%	10%
Business Unit and Operational Objectives	—	20%	50%
Individual Goals	10%	10%	10%

Similar to the 2016 AIP, each NEO is eligible to receive a payout under the 2017 AIP based on the level of the actual achievement of the above-described performance measures, and payouts are expressed as a percentage of the NEO’s base salary earned for 2017 (“eligible earnings”) and based on the actual achievement of the performance measures.
Similar to the 2016 AIP, each performance measure under the 2017 AIP has been assigned a scale that, based on actual achievement at the end of the performance period, will yield a bonus score, ranging from 50% for threshold performance, 100% for target performance and 150% for maximum performance, with interpolation on a straight line basis based on actual achievement between the threshold, target and maximum levels and no payout for any performance measure that does not achieve the threshold level. The resulting bonus score for each performance measure will then be multiplied by the percentage of the total award opportunity that performance measure represented to arrive at an achievement factor, and the sum of the achievement factors will be multiplied by the executive’s award opportunity to determine the payout amount, if any, that such executive is entitled to receive under the 2017 AIP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVITATION HOMES INC.

By:	/s/ Mark A. Solls
	Name:	Mark A. Solls
	Title:	Executive Vice President, Secretary and Chief Legal Officer
Date: March 20, 2017

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